For more information, contact: Gilbert Avanes – EVP, CFO, and Treasurer (213) 235-2240

Reading International Reports Second Quarter 2026 Results

Earnings Call Webcast to Discuss Second Quarter Financial Results

Scheduled to Post to Corporate Website on Tuesday,  August 18, 2026

✓	Q2 2026 Total Revenues grew to $66.9 million,
✓	Q2 2026 Total Revenues highest since pre-Pandemic,
✓	Q2 2026 Operating Income grew to $7.5 million,
✓	Q2 2026 EBITDA grew to $11.3 million.

NEW YORK - August 14, 2026 - Reading International, Inc. (NASDAQ: RDI) (“Reading” or our “Company”), an internationally diversified cinema and real estate company with operations and assets in the United States, Australia, and New Zealand, today announced its results for the second quarter and six months ended June 30, 2026.

Key Financial Summary Results – Second Quarter 2026

•	Total Revenues of $66.9 million increased by 11% from $60.4 million in Q2 2025 and represented the highest second quarter Total Revenues since Q2 2019.
•	Operating Income of $7.5 million marked a 159% improvement from $2.9 million in Q2 2025 and represented the highest quarter result for this metric since Q2 2018.
•

EBITDA of $11.3 million increased by 79% from $6.3 million in Q2 2025. Our Q2 2025 results included a $1.8 million gain on sale from the sale of our Cannon Park property in Australia. There were no asset sales in Q2 2026. Further, excluding the Q2 2021 EBITDA that included $43.2 million of gains on real estate asset sales, the Q2 2026 EBITDA represented the best second quarter since Q2 2019.

•

Q2 Basic Earnings Per Share was $0.10 against a Q2 2025 Basic Loss Per Share of $0.12 noting the inclusion of asset sales in the Q2 2025 Loss Per Share. Further, excluding the Q2 2021 Basic Earnings Per Share that included $43.2 million of gains on sale from real estate asset sales, the Q2 2026 Basic Earnings Per Share represented the best second quarter since Q2 2019.

•

Net Income was $2.3 million against a loss of $2.8 million in Q2 2025. Excluding the Q2 2021 Net Income result, which included gains on sale of $43.2 million from real estate asset sales, the Q2 2026 Net Income represented the best second quarter since Q2 2019.

Key Financial Summary Results – Six Months of 2026

As compared to the same prior period:

•	Total Revenues of $112.0 million increased by 11% from $100.5 million.
•	Net Operating Income of $3.8 million improved from a net operating loss of $4.0 million.
•

EBITDA of $10.4 million increased by 14% from $9.2 million. The first six months of 2025 included gains on sale of $8.4 million from the sale of our Cannon Park, Australia and Wellington, New Zealand properties.

•	Basic Loss Per Share of $0.26 improved from a Basic Loss Per Share of $0.33.
•	Net Loss of $5.8 million decreased by 25% compared to a Net Loss $7.8 million.

In Q2 2026, the Australian dollar average exchange rate strengthened against the U.S. dollar by 10.8% while the New Zealand dollar exchange rate weakened by 1.5%, compared to Q2 2025. For the six months ended June 30, 2026 the Australian dollar strengthened by 10.8% and the New Zealand dollar strengthened by 1.1%. With 53% of our Total Revenues being generated by our Australian and New Zealand businesses this quarter and for the six months to June 30, 2026, the strengthening of the Australian dollar for the quarter and six months and the strengthening of the New Zealand dollar for the six months positively impacted our U.S. reported operating results. This exchange ratio improvement trend has continued since the end of the second quarter.

President and Chief Executive Officer, Ellen Cotter said, “We’re so pleased to report that the Company achieved its strongest second quarter operational results since pre-pandemic periods. This strong performance was powered by an 11% increase in our global cinema revenue thanks to a phenomenal movie line-up, which included The Super Mario Galaxy Movie, The Devil Wears Prada 2, Michael, Backrooms, Obsession and Toy Story 5. In addition to the stellar box office, we believe our global management teams delivered these positive results by executing on our various strategic operational initiatives. This quarter we achieved the highest quarterly Cinema Revenues ever in Australia, and our Australian cinema circuit delivered the highest Operating Income since Q2 2018.

This momentum has continued well into the third quarter of 2026, where we have set multiple new records due to the unprecedented success of Spider-Man: Brand New Day and The Odyssey. Our Australian cinema circuit reported the highest and second highest Gross Box Office days in its history on Saturday, August 1, 2026, and Sunday, August 2, 2026, and our U.S. Cinema circuit delivered the highest three-day box office weekend on a same store basis for the weekend of July 31, 2026. We fully expect the remainder of the year, especially the holidays, to include additional record setting weekends when we open Avengers: Doomsday, Dune 3 and Jumanji 3.

Our Q2 2026 global Real Estate division segment revenues and operating income were broadly consistent against Q2 2025. Our results reflect the execution of our strategy to raise liquidity through select asset monetization, most notably the 2025 sales of our real estate assets in Wellington, New Zealand and Townsville, Australia. Our U.S. Real Estate business supported the global Real Estate division by reporting its second highest ever second quarter U.S. Real Estate revenue, led by strong performance in our Live Theatre division. As part of our continuing efforts to bolster our liquidity, we continue to move forward with the sale of our Cinemas 123 building in NYC.

From a corporate perspective, our improved Q2 2026 Operating Income also reflects a 19% reduction in our global General & Administrative costs, even with the strengthening of the Australia and NZ dollars.”

Cotter continued, “Following a solid first half of 2026, with a balance sheet which continues to be anchored by a strong real estate portfolio, and our global cinemas being poised to capitalize on an exciting and robust movie slate through the remainder of the year, while no assurances can be given, we believe our Company is well-positioned to deliver a strong 2026.”

Cinema Business

•

Our Australian cinema circuit led the way in a quarter which was treated to releases such as The Super Mario Galaxy Movie, The Devil Wears Prada 2, Michael and Toy Story 5. With respect to Q2 2026, and compared to Q2 2025, our global cinemas reported (i) $63.0 million in cinema revenue, representing an 11% increase and the highest quarterly result since Q4 2019, and (ii) Segment Operating Income of $9.2 million, representing a 68% increase and the best second quarter result since Q2 2019.

•	These positive results were driven by:
(i)

Our Australian circuit, which recorded a 31% increase in total cinema revenue compared to Q2 2025. This circuit set a number of records for box office revenue, food and beverage revenue, total revenue, average ticket price (“ATP”) and F&B spend per patron (“SPP”).

(ii)

Our U.S. circuit returned its highest second quarter segment operating income since Q2 2018,  and its highest second quarter ATP in the Company’s history, which was also its third highest quarterly ATP ever at $13.77.  Despite these records in our U.S. circuit, our U.S. Q2 2026 attendance decreased, due to (a) the closure of two underperforming San Diego theaters:  one in May 2026 and one in June 2025, (b) the underperformance of the Angelika NYC and other dedicated arthouses, and (c) a movie slate which, while successful, did not match the strength of A Minecraft Movie and Lilo & Stitch especially in our Consolidated Theatres in Hawaii during Q2 2025.

(iii)	Our New Zealand circuit Q2 2026 ATP of $15.58 (in functional currency) achieved its highest quarter ever, and its F&B SPP of $7.22 achieved its highest quarter ever as well.
(iv)	The continued strengthening of our global loyalty programs, including the Reading Rewards program in Australia which crossed 40,000 paid members in Q2 2026.
(v)	The strengthening of the Australian dollar currency during the second quarter 2026.

•

We continue to work with our global cinema landlords to align our occupancy costs with current operating conditions to help manage inflationary pressures and rising labor and operating costs, especially in the State of Hawaii, where we have experienced a significantly higher increase in operating expenses compared to the U.S. Mainland.

Real Estate Business

•

With respect to Q2 2026, and compared to Q2 2025, our global Real Estate business reported (i) $4.9 million of Real Estate revenue representing an increase of 4%, and (ii) operating income of $1.6 million representing a 7% increase.

•	As of June 30, 2026, our combined Australian and New Zealand property portfolio has 58 third-party tenants, with a portfolio occupancy rate of 98% and total leased gross lettable area of 156,173 SF.
•	Our Q2 2026 U.S. Real Estate revenues of $1.9 million represented an 11% increase from Q2 2025 primarily due to the improved performance of our Live Theatre division in NYC.
•	Through the second quarter, we continued working towards monetizing
o	Our Cinemas 123 property in New York City, which we have owned 100% of since December 2025; and
o	Our Newberry Yard train yard in Williamsport, PA.

Balance Sheet and Liquidity

As of June 30, 2026:

•	Our cash and cash equivalents were $5.7 million.
•	Our assets had a total book value of $429.4 million, compared to a book value of $434.9 million as of December 31, 2025.
•

Our total short term debt net of deferred finance costs of $108.0 million increased by $72.0 million from December 31, 2025.  This was due to our Trust Preferred Securities and Emerald Creek Capital loans becoming due within the next twelve months. Further with respect to our debt position:

o	On February 6, 2026, we executed an amendment to defer a principal payment related to our 44 Union Square loan, which we since paid on March 13, 2026.
o	On February 27, 2026, we executed an amendment to modify the principal repayment schedule of our Bank of America/Bank of Hawaii facility.
o	On March 31, 2026, we executed an amendment to reduce our NAB loan’s minimum liquidity requirement for a limited defined period in 2026.
o	On June 12, 2026, we extended the maturity date of our Bank of America facility to December 21, 2026.
o	On August 11, 2026, we extended the maturity date of our Santander loan facility to October 1, 2026.

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on Tuesday, August  18, 2026, which will feature prepared remarks from Ellen Cotter, President and Chief Executive Officer; and Gilbert Avanes, Executive Vice President, Chief Financial Officer and Treasurer.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com by Monday, August  17, 2026, by 5:00 p.m. Eastern Time. The audio webcast will be able to be accessed by visiting https://investor.readingrdi.com/financial-information/quarterly-results.

About Reading International, Inc.

Reading International, Inc. (NASDAQ: RDI), an internationally diversified cinema and real estate company operating through various domestic and international subsidiaries, is a leading entertainment and real estate company, engaging in the development, ownership, and operation of cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

Reading’s cinema subsidiaries operate under multiple cinema brands: Reading Cinemas, Consolidated Theatres, and the Angelika brand. Its live theatres are owned and operated by its Liberty Theaters subsidiary, under the Orpheum and Minetta Lane names. Its signature property developments, including Newmarket Village in Brisbane, Australia and 44 Union Square in New York City, are maintained in special purpose entities.

Additional information about Reading can be obtained from our Company's website: http://www.readingrdi.com.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995, including those related to our expected operating results; our belief regarding the quality, the quantity and the appeal of upcoming movie releases in the remainder of 2026 and our revenue expectations relating to such movie releases; our positioning for future periods; our expectations regarding our ability to refinance the loan on our live theater buildings in New York City; and our ability to successfully market and sell our Cinemas 1,2,3 property. You can recognize these statements by our use of words, such as “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct. Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Forward-looking statements made by us in this earnings release are based only on information currently available to us and speak only as of the date on which they are made. We undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law. Accordingly, you should always note the date to which our forward-looking statements speak.

Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, those factors discussed throughout Part I, Item 1A – Risk Factors and Part II Item 7 – Management's Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year, as well as the risk factors set forth in any other filings made under the Securities Act of 1934, as amended, including any of our Quarterly Reports on Form 10-Q, for more information.

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Revenue
Cinema	$62,990	$56,782	$104,451	$93,186
Real estate	3,906	3,596	7,569	7,361
Total revenue	66,896	60,378	112,020	100,547
Costs and expenses
Cinema	(49,910)	(46,883)	(88,803)	(83,460)
Real estate	(1,936)	(1,840)	(3,822)	(3,795)
Depreciation and amortization	(3,171)	(3,380)	(6,401)	(6,756)
General and administrative	(4,402)	(5,384)	(9,148)	(10,537)
Total costs and expenses	(59,419)	(57,487)	(108,174)	(104,548)
Operating income (loss)	7,477	2,891	3,846	(4,001)
Interest expense, net	(4,320)	(4,354)	(8,549)	(9,096)
Gain (loss) on sale of assets	—	1,872	—	8,398
Other income (expense)	294	(2,273)	(194)	(2,607)
Income (loss) before income tax expense and equity earnings of unconsolidated joint ventures	3,451	(1,864)	(4,897)	(7,306)
Equity earnings of unconsolidated joint ventures	360	285	431	308
Income (loss) before income taxes	3,811	(1,579)	(4,466)	(6,998)
Income tax benefit (expense)	(1,497)	(1,225)	(1,354)	(753)
Net income (loss)	$2,314	$(2,804)	$(5,820)	$(7,751)
Less: net income (loss) attributable to noncontrolling interests	44	(137)	57	(328)
Net income (loss) attributable to Reading International, Inc.	$2,270	$(2,667)	$(5,877)	$(7,423)
Basic earnings (loss) per share	$0.10	$(0.12)	$(0.26)	$(0.33)
Diluted earnings (loss) per share	$0.10	$(0.12)	$(0.26)	$(0.33)
Weighted average number of shares outstanding–basic	22,757,618	22,708,206	22,738,180	22,586,019
Weighted average number of shares outstanding–diluted	23,842,505	22,708,206	22,738,180	22,586,019

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	June 30,	December 31,
	2026	2025
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$5,680	$10,531
Restricted cash	2,279	2,327
Receivables	5,627	4,553
Inventories	1,738	1,664
Prepaid and other current assets	7,332	2,281
Asset groups held for sale	24,451	460
Total current assets	47,107	21,816
Operating properties, net	181,125	207,974
Operating lease right-of-use assets	158,851	159,659
Investment in unconsolidated joint ventures	3,491	3,264
Goodwill	24,864	24,603
Intangible assets, net	1,521	1,576
Deferred tax asset, net	3,406	2,619
Other assets	9,045	13,418
Total assets	$429,410	$434,929
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$56,494	$52,826
Film rent payable	5,877	6,973
Debt - current portion	80,228	35,999
Subordinated debt - current portion	27,728	—
Derivative financial instruments - current portion	—	56
Taxes payable - current	1,559	545
Deferred current revenue	11,018	11,327
Operating lease liabilities - current portion	20,837	20,081
Other current liabilities	745	774
Total current liabilities	204,486	128,581
Debt - long-term portion	68,559	114,350
Subordinated debt, non-current portion	—	27,617
Noncurrent tax liabilities	6,397	6,434
Operating lease liabilities - non-current portion	159,842	162,919
Other liabilities	13,267	13,126
Total liabilities	$452,551	$453,027
Commitments and contingencies (Note 16)
Stockholders’ equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
34,145,648 issued and 21,209,537 outstanding at June 30, 2026 and
33,972,781 issued and 21,036,670 outstanding at December 31, 2025	243	241
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at June 30, 2026 and December 31, 2025	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	156,142	155,454
Retained earnings/(accumulated deficit)	(134,807)	(128,930)
Treasury shares, at cost	(40,407)	(40,407)
Accumulated other comprehensive income	(4,531)	(4,614)
Total Reading International, Inc. stockholders’ equity	(23,343)	(18,239)
Noncontrolling interests	202	141
Total stockholders’ equity	(23,141)	(18,098)
Total liabilities and stockholders’ equity	$429,410	$434,929

Reading International, Inc. and Subsidiaries

Segment Results

(Unaudited; U.S. dollars in thousands)

	Quarter Ended			Six Months Ended
	June 30,		% Change Favorable/	June 30,		% Change Favorable/
(Dollars in thousands)	2026	2025	(Unfavorable)	2026	2025	(Unfavorable)
Segment revenue
Cinema
United States	$29,478	$30,258	(3)%	$48,941	$48,553	1%
Australia	29,981	22,909	31%	49,687	38,591	29%
New Zealand	3,531	3,615	(2)%	5,823	6,042	(4)%
Total	$62,990	$56,782	11%	$104,451	$93,186	12%
Real estate
United States	$1,879	$1,700	11%	$3,679	$3,287	12%
Australia	2,762	2,741	1%	5,343	5,756	(7)%
New Zealand	212	212	—%	427	455	(6)%
Total	$4,853	$4,653	4%	$9,449	$9,498	(1)%
Inter-segment elimination	(947)	(1,057)	10%	(1,880)	(2,137)	12%
Total segment revenue	$66,896	$60,378	11%	$112,020	$100,547	11%
Segment operating income (loss)
Cinema
United States	$3,205	$2,292	40%	$1,649	$(855)	>100%
Australia	5,566	2,920	91%	5,993	1,944	>100%
New Zealand	387	241	61%	175	(110)	>100%
Total	$9,158	$5,453	68%	$7,817	$979	>100%
Real estate
United States	$183	$89	>100%	$338	$231	46%
Australia	1,342	1,338	—%	2,508	2,882	(13)%
New Zealand	53	52	2%	121	(39)	>100%
Total	$1,578	$1,479	7%	$2,967	$3,074	(3)%
Total segment operating income (loss) (1)	$10,736	$6,932	55%	$10,784	$4,053	>100%

(1)	Total segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Reading International, Inc. and Subsidiaries

Reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss)

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2026	2025	2026	2025
Net Income (loss) attributable to Reading International, Inc.	$2,270	$(2,667)	$(5,877)	$(7,423)
Add: Interest expense, net	4,320	4,354	8,549	9,096
Add: Income tax expense (benefit)	1,497	1,225	1,354	753
Add: Depreciation and amortization	3,171	3,380	6,401	6,756
EBITDA	$11,258	$6,292	$10,427	$9,182
Adjustments for:
Adjusted EBITDA	$11,258	$6,292	$10,427	$9,182

Reading International, Inc. and Subsidiaries

Reconciliation of Total Segment Operating Income (Loss) to Income (Loss) before Income Taxes

(Unaudited; U.S. dollars in thousands)

	Quarter Ended		Six Months Ended
(Dollars in thousands)	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Segment operating income (loss)	$10,736	$6,932	$10,784	$4,053
Unallocated corporate expense:
Depreciation and amortization expense	(83)	(84)	(178)	(219)
General and administrative expense	(3,175)	(3,957)	(6,760)	(7,835)
Interest expense, net	(4,321)	(4,354)	(8,549)	(9,096)
Equity earnings (loss) of unconsolidated joint ventures	360	285	431	308
Gain (loss) on sale of assets	—	1,872	—	8,398
Other (expense) income	294	(2,273)	(194)	(2,607)
Income (loss) before income taxes	$3,811	$(1,579)	$(4,466)	$(6,998)

Non-GAAP Financial Measures

This Earnings Release presents total segment operating income (loss), EBITDA, and Adjusted EBITDA, which are important financial measures for our Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of earnings (loss) per share, cash flows or net income (loss) as determined in accordance with U.S. GAAP. Total segment operating income (loss) and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Total segment operating income (loss) – We evaluate the performance of our business segments based on segment operating income (loss), and management uses total segment operating income (loss) as a measure of the performance of operating businesses separate from non-operating factors. We believe that information about total segment operating income (loss) assists investors by allowing them to evaluate changes in the operating results of our Company’s business separate from non-operational factors that affect net income (loss), thus providing separate insight into both operations and the other factors that affect reported results.

EBITDA – We use EBITDA in the evaluation of our Company’s performance since we believe that EBITDA provides a useful measure of financial performance and value. We believe this principally for the following reasons:

We believe that EBITDA is an accepted industry-wide comparative measure of financial performance. It is, in our experience, a measure commonly adopted by analysts and financial commentators who report upon the cinema exhibition and real estate industries, and it is also a measure used by financial institutions in underwriting the creditworthiness of companies in these industries. Accordingly, our management monitors this calculation as a method of judging our performance against our peers, market expectations, and our creditworthiness. It is widely accepted that analysts, financial commentators, and persons active in the cinema exhibition and real estate industries typically value enterprises engaged in these businesses at various multiples of EBITDA. Accordingly, we find EBITDA valuable as an indicator of the underlying value of our businesses. We expect that investors may use EBITDA to judge our ability to generate cash, as a basis of comparison to other companies engaged in the cinema exhibition and real estate businesses and as a basis to value our company against such other companies.

EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States of America and it should not be considered in isolation or construed as a substitute for net income (loss) or other operations data or cash flow data prepared in accordance with generally accepted accounting principles in the United States for purposes of analyzing our profitability. The exclusion of various components, such as interest, taxes, depreciation, and amortization, limits the usefulness of these measures when assessing our financial performance, as not all funds depicted by EBITDA are available for management’s discretionary use. For example, a substantial portion of such funds may be subject to contractual restrictions and functional requirements to service debt, to fund necessary capital expenditures, and to meet other commitments from time to time.

EBITDA also fails to take into account the cost of interest and taxes. Interest is clearly a real cost that for us is paid periodically as accrued. Taxes may or may not be a current cash item but are nevertheless real costs that, in most situations, must eventually be paid. A company that realizes taxable earnings in high tax jurisdictions may, ultimately, be less valuable than a company that realizes the same amount of taxable earnings in a low tax jurisdiction. EBITDA fails to take into account the cost of depreciation and amortization and the fact that assets will eventually wear out and have to be replaced.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe to be external to our core business and not reflective of our costs of doing business or results of operation. Specifically, we have adjusted for (i) legal expenses relating to extraordinary litigation, and (ii) any other items that can be considered non-recurring in accordance with the two-year SEC requirement for determining an item is non-recurring, infrequent or unusual in nature.